UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): April 17, 2012

WONHE HIGH-TECH INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-150835	26-0775642
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Unit E8, 3/F, Tat Comm. Bldg. 97

Bonham Strand East, Sheng Wan, Hong Kong

(Address of principal executive offices)

Telephone: + 852-2815-0191

Suite 6A02, Hanwei Plaza, 7 Guanghua Rd. Beijing, China 100004

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.03	Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year

On April 20, 2012, Wonhe High-Tech International, Inc. (formally known as Baby Fox International, Inc., the “Company”) filed a Certificate of Amendment to its Articles of Incorporation (the “Amendment”) to change its name from “Baby Fox International, Inc.” to “Wonhe High-Tech International, Inc.” (the “Name Change”). The Name Change was legally effective as of April 20, 2012. In addition, the Amendment authorized a forward split of the Company’s issued and outstanding common shares on a basis of 10 for 1 (the “Forward Split”). The effective date of the Forward Split was April 30, 2012 and the payment date was May 4, 2012. A copy of the Amendment is attached to this Current Report on Form 8-K (this “Report”) as Exhibit 3.1, and its terms are incorporated herein by reference.

Shareholders holding shares in certificated form are being mailed the additional shares issued as a result of the Forward Split to the address of record with the transfer agent. Shareholders holding shares with the Depository Trust Company (“DTC”) will have their additional shares issued as a result of the Forward Split distributed to DTC.

In connection with the Name Change, the Company’s trading symbol changed from “BBFX” to “WHHT” (the “Symbol Change”).

Item 5.07	Submission of Matters to a Vote of Security Holders

On April 17, 2012, the Company received a unanimous written consent form the board of directors and a written consent from the majority stockholder of the Company representing 80.0336% of the voting securities of the Company approving the Name Change and the Forward Split. Upon effect of the Forward Split, the Company’s issued and outstanding shares of common stock increased from 2,390,013 to 23,900,130.

The Company has received approval from the Financial Industry Regulatory Authority (“FINRA”). FINRA’s approval of the Name Change and Symbol Change was effective May 2, 2012 and the Forward Split was effective April 30, 2012.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

3.1	Certificate of Amendment to the Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WONHE HIGH-TECH INTERNATIONAL, INC.

	By:	/s/ Nanfang Tong
Nanfang Tong
President, Secretary and Treasurer

Dated: May 8, 2012